                                  Exhibit 99.1


FOR IMMEDIATE RELEASE                                               NEWS RELEASE
--------------------------------------------------------------------------------

                             CONTACT: JOSEPH C. HORVATH, CHIEF FINANCIAL OFFICER
                                                  (717) 264-7161, EXTENSION 4465

             TB WOOD'S REPORTS RESULTS FOR THE THIRD QUARTER OF 2005

CHAMBERSBURG, PA, (NOVEMBER 2, 2005) -- TB Wood's Corporation (NASDAQ: TBWC) announced today that net income for the third quarter ended September 30, 2005 was $0.6 million, or $0.11 per share compared to a net loss of $1.3 million, or ($0.26) per share, for the third quarter 2004. Revenues for the third quarter 2005 were $27.7 million, a 9% increase from $25.3 million for the prior year's third quarter.

For the nine months ended September 30, 2005 net income was $1.4 million, or $0.28 per share compared to a net loss of $1.1 million, or ($0.22) per share, for the nine months ended October 1, 2004. Year to date revenues through the end of the third quarter 2005 were $83.2 million, an 8% increase from $76.8 million for the prior year.

William T. Fejes, President and CEO, said, "We are pleased to report continued improvement in the Company's financial performance. Our third quarter earnings increased 37 cents per share year-over-year on a 9.5% revenue increase. Excluding one-time charges incurred in the third quarter of 2004 our quarterly earnings increased 15 cents per share. Sequentially our quarterly net income was up one cent per share or 10% on a slight decrease in quarterly sales. We continue to accelerate our lean initiatives and invest in appropriate capital expenditures to support the improvement of our financial results."

TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various Company documents filed with the SEC.

                              TB WOOD'S CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  Third quarter ended                  Nine months ended
                                                           ----------------------------------------------------------------------
                                                            September 30,       October 1,      September 30,      October 1,
                                                                 2005              2004              2005             2004
---------------------------------------------------------------------------------------------------------------------------------

Net sales                                                        $27,673           $25,279           $83,228           $76,819
Cost of goods sold                                                19,419            19,231            58,545            55,309
                                                           ----------------------------------------------------------------------

Gross profit                                                       8,254             6,048            24,683            21,510

Selling, general and administrative expense                        6,899             7,211            20,633            21,301
                                                           ----------------------------------------------------------------------

Operating income                                                   1,355            (1,163)            4,050               209

Interest expense and other finance charges                           489               460             1,629             1,207
                                                           ----------------------------------------------------------------------

Income before provision for income taxes                             866            (1,623)            2,421              (998)

Provision for income taxes                                           301              (277)              987               119
                                                           ----------------------------------------------------------------------

Net income                                                       $   565        $   (1,346)        $   1,434        $   (1,117)
                                                           ======================================================================

PER SHARE AMOUNTS - BASIC AND DILUTED:

   Basic net income per common share                               $0.11            $(0.26)            $0.28            $(0.22)
                                                           ======================================================================

   Diluted net income per common share                             $0.11            $(0.26)            $0.28            $(0.22)
                                                           ======================================================================

   Basic weighted average shares of common stock and
     equivalents outstanding                                       5,189             5,166             5,185             5,166
                                                           ======================================================================

   Diluted weighted average shares of common stock and
     equivalents outstanding                                       5,189             5,166             5,185             5,166
                                                           ======================================================================